EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8)pertaining to the GateField Corporation 1993 Stock Option Plan, the GateField Corporation 1996 Stock Option Plan, and the GateField Corporation 1999 Stock Option Plan, of our report dated January 21, 2000, except for the second paragraph of Note 15, as to which the date is March 31, 2000, with respect to the the consolidated financial statements of Actel Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                                          /s/  ERNST & YOUNG LLP

San Jose, California
January 26, 2001